Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184767
No. 333-184767-01

PROSPECTUS

Offers to Exchange

up to $800,000,000 aggregate principal amount of new 1.950% Senior Notes due 2015 for all outstanding 1.950% Senior Notes due 2015 originally issued March 12, 2012,

up to $1,500,000,000 aggregate principal amount of new 2.950% Senior Notes due 2017,

for all outstanding 2.950% Senior Notes due 2017 originally issued March 12, 2012,

up to $2,000,000,000 aggregate principal amount of new 4.300% Senior Notes due 2022 for all outstanding 4.300% Senior Notes due 2022 originally issued March 12, 2012, and up to $1,500,000,000 aggregate principal amount of new 5.875% Senior Notes due 2042 for all outstanding 5.875% Senior Notes due 2042 originally issued March 12, 2012,

The exchange offers will expire at 5:00 p.m., New York City time,

on December 14, 2012, unless extended.

We are offering to exchange, on the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, our 1.950% Senior Notes due 2015, which we refer to in this prospectus as the new 2015 notes, 2.950% Senior Notes due 2017, which we refer to in this prospectus as the new 2017 notes, 4.300% Senior Notes due 2022, which we refer to in this prospectus as the new 2022 notes, and 5.875% Senior Notes due 2042, which we refer to in this prospectus as the new 2042 notes, the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), and which we refer to in this prospectus collectively as the “new notes,” for any and all of our outstanding 1.950% Senior Notes due 2015, which we refer to in this prospectus as the old 2015 notes, 2.950% Senior Notes due 2017, which we refer to in this prospectus as the old 2017 notes, 4.300% Senior Notes due 2022, which we refer to in this prospectus as the old 2022 notes, and 5.875% Senior Notes due 2042, which we refer to in this prospectus as the old 2042 notes, respectively, issued on March 12, 2012, and which we refer to in this prospectus collectively as the “old notes.” The term “notes” refers to both the old notes and the new notes. We refer to the offers to exchange the new notes for the old notes as the “exchange offers” in this prospectus.

Material Terms of the Exchange Offers:

•	The exchange offers expire at 5:00 p.m., New York City time, on December 14, 2012, unless extended.

•

Upon expiration of the exchange offers, all outstanding old 2015 notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of new 2015 notes, all outstanding old 2017 notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of new 2017 notes, all outstanding old 2022 notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of new 2022 notes, and all outstanding old 2042 notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of new 2042 notes.

•

The form and terms of the new 2015 notes, the new 2017 notes, the new 2022 notes and the new 2042 notes will be identical in all material respects to the old 2015 notes, the old 2017 notes, the old 2022 notes and the old 2042 notes, respectively, that we issued on March 12, 2012, except the new notes will not contain restrictions on transfer, will bear different CUSIP numbers and will not entitle their holders to certain registration rights relating to the old notes.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offers.

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•	The exchange offers are not subject to any minimum tender condition, but are subject to customary conditions.

•	The exchange of the new notes for old notes will not be a taxable exchange for U.S. federal income tax purposes.

•	There is no existing public market for the old notes or the new notes. We do not intend to list the new notes on any securities exchange or quotation system.

•	If you fail to tender your old notes for the new notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such new notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offers, we will make this prospectus available to any broker-dealer for use in any such resale. See “Plan of Distribution.”

Investing in the new notes involves risks. See “Risk Factors,” beginning on page 8, for a discussion of certain factors that you should consider before deciding to exchange old notes for new notes pursuant to the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2012.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC. You should read this prospectus together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.” In making your decision to participate in the exchange offers, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you received any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information is available to you without charge upon written or oral request to: 3010 Briarpark Drive, Houston, Texas 77042, Attention: Corporate Secretary, (281) 293-6600. The exchange offers are expected to expire on December 14, 2012 and you must make your exchange decision by the expiration date. To obtain timely delivery, you must request the information no later than December 7, 2012, or the date that is five business days before the expiration date of the exchange offers.

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WHERE YOU CAN FIND MORE INFORMATION

Phillips 66 files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information Phillips 66 has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about Phillips 66 at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Phillips 66 Company does not file separate reports, proxy statements or other information with the SEC under the Securities Exchange Act of 1934.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings Phillips 66 makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering. The documents we incorporate by reference are:

•

Our registration statement on Form 10 filed with the SEC on November 14, 2011, as amended and declared effective on April 12, 2012, including, without limitation, the description of capital stock contained in the registration statement;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2012, filed with the SEC on May 16, 2012;

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the SEC on August 3, 2012;

•	Our Quarterly Report on Form 10-Q for the period ended September 30, 2012, filed with the SEC on November 1, 2012; and

•	Our Current Reports on Form 8-K filed with the SEC on April 17, 2012; May 1, 2012; May 10, 2012; and November 2, 2012.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any document incorporated by reference into this prospectus, other than exhibits to any such document not specifically described above by oral request or by written request at the following address:

Phillips 66

Investor Relations Department

3010 Briarpark Drive

Houston, Texas 77042

Telephone: 281-293-6600

We also make available free of charge on our website at www.phillips66.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information about Phillips 66, the exchange offers and the new notes. This summary is not complete and does not contain all of the information that is important to you. To understand the exchange offers fully and for a more complete description of the legal terms of the new notes, you should carefully read this entire prospectus, the accompanying letter of transmittal and the documents incorporated herein by reference, especially the risks of investing in the new notes discussed under “Risk Factors.”

Except as otherwise indicated, references in this prospectus to “Phillips 66,” “PSX,” the “Company,” “we,” “us” and “our” refer to Phillips 66 and its consolidated subsidiaries.

About Phillips 66

Phillips 66, a Delaware corporation, was incorporated on November 10, 2011 as a wholly-owned subsidiary of ConocoPhillips, a Delaware corporation, which we refer to in this prospectus as “ConocoPhillips.” Effective as of April 30, 2012, Phillips 66 was separated from ConocoPhillips and became an independent, publicly traded company. Following the separation, ConocoPhillips did not retain any ownership interest in our company. Our assets and business consist of those that ConocoPhillips attributed to its Downstream business, including its refining, marketing and transportation operations, including power generation; its natural gas gathering, processing, transmission and marketing operations (primarily conducted through its 50 percent equity investment in DCP Midstream, LLC (“DCP Midstream”)); and its petrochemical operations (conducted through its equity investment in Chevron Phillips Chemical Company LLC (“CPChem”)).

Phillips 66 offers a unique approach to downstream integration, comprising segment-leading refining and marketing, midstream and chemicals businesses. The address for Phillips 66’s principal executive offices is 3010 Briarpark Drive, Houston, Texas 77042, and its telephone number at that location is (281) 293-6600.

About Phillips 66 Company

Phillips 66 Company, a Delaware corporation, is a direct, wholly-owned subsidiary of Phillips 66. Its principal executive offices are located at 3010 Briarpark Drive, Houston, Texas, and its telephone number at that location is (281) 293-6600.

Summary of the Exchange Offers

The summary below describes the principal terms and conditions of the exchange offers. Some of the terms and conditions described below are subject to important limitations and exceptions. See “The Exchange Offers” for a more detailed description of the terms and conditions of the exchange offers and “Description of New Notes” for a more detailed description of the terms of the new notes.

The Exchange Offers	The exchange offers relate to the exchange of:

•	up to $800,000,000 aggregate principal amount of outstanding 1.950% Senior Notes due 2015 (CUSIP Numbers 718546 AD6, U7185P AB9), for an equal aggregate principal amount of new 2015 Notes;

•	up to $1,500,000,000 aggregate principal amount of outstanding 2.950% Senior Notes due 2017 (CUSIP Numbers 718546 AG9, U7185P AD5), for an equal aggregate principal amount of new 2017 Notes;

•	up to $2,000,000,000 aggregate principal amount of outstanding 4.300% Senior Notes due 2022 (CUSIP Numbers 718546 AA2, U7185P AA1), for an equal aggregate principal amount of new 2022 Notes; and

•	up to $1,500,000,000 aggregate principal amount of outstanding 5.875% Senior Notes due 2042 (CUSIP Numbers 718546 AF1, U7185P AC7), for an equal aggregate principal amount of new 2042 Notes.

We will exchange all outstanding old notes that are validly tendered and not validly withdrawn. However, you may only exchange old notes in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

The form and terms of the new notes will be identical in all material respects to the form and terms of the corresponding outstanding old notes, except that the new notes will not contain restrictions on transfer, will bear different CUSIP numbers and will not entitle their holders to certain registration rights relating to the old notes.

Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on December 14, 2012, unless we extend an exchange offer. In that case, the phrase “expiration date” will mean the latest date and time to which we extend an exchange offer. We will issue new notes on the expiration date or promptly after that date.

Conditions to the Exchange Offers	The exchange offers are subject to customary conditions, which include, among other things, the absence of any applicable law or any applicable interpretation of the staff of the SEC that, in our reasonable judgment, would materially impair our ability to proceed with an exchange offer. The exchange offers are not conditioned upon any minimum principal amount of old notes being submitted for exchange. See “The Exchange Offers—Conditions.”

Procedures for Participating in the Exchange Offers	If you wish to participate in the exchange offers, you must complete, sign and date an original or faxed letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus or, for old notes tendered electronically, an agent’s message from The Depository Trust Company, or DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offers. Then you must mail, fax or deliver the completed letter of transmittal, together with the old notes you wish to exchange and any other required documentation to The Bank of New York Mellon Trust Company, N.A., which is acting as exchange agent, for receipt prior to 5:00 p.m., New York City time, on the expiration date. By signing the letter of transmittal, you will represent to and agree with us that,

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate in a distribution of the new notes; and

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of Phillips 66 or a broker-dealer tendering the old notes acquired directly from us for its own account.

If you are a broker-dealer who will receive new notes for your own account in exchange for old notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such new notes.

Resale of New Notes	Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that you may resell and transfer the new notes issued pursuant to the exchange offers in exchange for old notes without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are acquiring the new notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act;

•	you are not an affiliate of ours, as such term is defined in Rule 405 under the Securities Act; and

•	you are not a broker-dealer and you are not engaged in and do not intend to engage in the distribution of the new notes.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the new notes, unless an exemption therefrom is applicable to you.

Broker-dealers that acquired the old notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the new notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offers in exchange for old notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the new notes and provide us with a signed acknowledgement of this obligation.

Special Procedures for Beneficial Owners	If your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender such old notes, you should contact your intermediary promptly and instruct it to surrender your old notes on your behalf.

If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offers and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

Guaranteed Delivery Procedures	If you wish to tender your old notes and you cannot do so before the expiration date deadline, or you cannot deliver your old notes, the letter of transmittal or any other documentation on time, then you must surrender your old notes according to the guaranteed delivery procedures appearing below under “The Exchange Offers—Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all old notes that are properly tendered in the exchange offers and not withdrawn prior to the expiration date, if you comply with the procedures of the exchange offers. The new notes will be delivered promptly after the expiration date.

Withdrawal Rights	You may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in “The Exchange Offers—Withdrawal of Tenders.”

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange.

Certain Federal Income Tax Considerations	The exchange of old notes for new notes should not be a taxable transaction for United States federal income tax purposes. You should not have to pay federal income tax as a result of your participation in the exchange offers. See “Certain United States Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offers. The Bank of New York Mellon Trust Company, N.A. also serves as trustee under the indenture governing the notes. The address, telephone number and facsimile number of the exchange agent are listed under the heading “The Exchange Offers—Exchange Agent.”

Failure to Exchange Old Notes Will Adversely Affect You	If you are eligible to participate in the exchange offers and you do not tender your old notes as described in this prospectus, you will not have any further registration or exchange rights. In that event, your old notes will continue to accrue interest until maturity in accordance with the terms of the old notes but will continue to be subject to restrictions on transfer. As a result of such restrictions and the availability of registered new notes, your old notes are likely to be a much less liquid security than before.

The New Notes

The new notes have the same financial terms and covenants as the old notes. In this prospectus we sometimes refer to the old notes and the new notes together as the “notes.” The new notes will evidence the same debt as the outstanding old notes that they replace. The new notes will be governed by the same indenture governing the old notes. The brief summary below describes the principal terms of the new notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Phillips 66

Notes Offered	$800,000,000 aggregate principal amount of new 2015 Notes

$1,500,000,000 aggregate principal amount of new 2017 Notes

$2,000,000,000 aggregate principal amount of new 2022 Notes

$1,500,000,000 aggregate principal amount of new 2042 Notes

Maturity Dates	March 5, 2015 for the 2015 Notes

May 1, 2017 for the 2017 Notes

April 1, 2022 for the 2022 Notes

May 1, 2042 for the 2042 Notes

Interest Payment Dates	March 5 and September 5 of each year, commencing March 5, 2013, for the 2015 Notes

May 1 and November 1 of each year, commencing May 1, 2013, for the 2017 Notes

April 1 and October 1 of each year, commencing April 1, 2013, for the 2022 Notes

May 1 and November 1 of each year, commencing May 1, 2013, for the 2042 Notes

Interest Rates	1.950% for the 2015 notes, 2.950% for the 2017 notes, 4.300% for the 2022 notes and 5.875% for the 2042 notes

Optional Redemption	Phillips 66 may elect to redeem any or all of the notes of a series at any time in principal amounts of $2,000 or any integral multiple of $1,000 above that amount. Phillips 66 will pay an amount equal to the principal amount of notes redeemed plus a make-whole premium. Phillips 66 will also pay accrued but unpaid interest to, but not including, the redemption date. Please read “Description of New Notes—Optional Redemption.”

Guarantee	Phillips 66 Company will fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of and any premium and interest on the notes, when and as it becomes due and payable, whether at maturity or otherwise.

Certain Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

•	incur debt secured by liens;

•	engage in sale/leaseback transactions; and

•	merge, consolidate or transfer all or substantially all of our assets.

See “Description of New Notes—Restrictive Covenants.”

Lack of a Public Market for the Notes	The new notes generally will be freely transferable, but there can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or an automated dealer quotation system.

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes.

Governing Law	The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Ranking	The notes will constitute senior unsecured debt of Phillips 66 and will rank equally with each other series of notes and with Phillips 66’s other senior unsecured debt from time to time outstanding; senior to its subordinated debt from time to time outstanding; and effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries, other than Phillips 66 Company, from time to time outstanding. Phillips 66 Company’s guarantee of the notes will rank equally with all of its other unsecured and unsubordinated debt from time to time outstanding; senior to its subordinated debt from time to time outstanding; and effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries from time to time outstanding.

Form and Denominations	Initially, the new notes will be represented by one or more global securities deposited with, or on behalf of, The Depository Trust Company or its nominee. Beneficial interests in the global securities may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as direct participants in DTC.) The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. See “Description of New Notes—Book-Entry System.”

Risk Factors	Before investing in the new notes, you should carefully consider all of the information included or incorporated by reference in this prospectus, including the discussion in the section entitled “Risk Factors,” beginning on page 8, for an explanation of certain risks relating to an investment in the new notes.

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus, including the risk factors included in the information statement filed as part of our registration statement on Form 10 filed with the SEC on November 14, 2011, as amended and declared effective on April 12, 2012, which is incorporated by reference into this prospectus, and other documents filed with the SEC by us, you should carefully consider the following risks before exchanging your old notes. See “Where You Can Find More Information” and “Information Regarding Forward-Looking Statements.” While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or that may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations would likely suffer.

Risks Related to the Exchange Offers

If you wish to tender your old notes for exchange, you must comply with the requirements described in this prospectus.

You will receive new notes in exchange for old notes only after the exchange agent receives your old notes, a properly completed and duly executed letter of transmittal and all other required documentation within the time limits described below. If you wish to tender your old notes in exchange for new notes, you should allow sufficient time for delivery. Neither the exchange agent nor Phillips 66 has any duty to give you notice of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offers, continue to be subject to the existing restrictions upon transfer relating to the old notes.

In addition, if you tender your old notes in the exchange offers for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds old notes acquired for its own account as a result of market-making or other trading activities and who receives new notes for its own account in exchange for such old notes pursuant to the exchange offers must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes.

If you do not exchange your old notes, you may have difficulty transferring them at a later time.

We will issue new notes in exchange for the old notes after the exchange agent receives your old notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your notes for exchange. Old notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

If you do not participate in the exchange offers for the purpose of participating in the distribution of the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. If any old notes are not tendered in the exchange or are tendered but not accepted, the trading market for such notes could be negatively affected due to the limited amount of old notes expected to remain outstanding following the completion of the exchange offers.

The consummation of the exchange offers may not occur.

We are not obligated to complete the exchange offers under certain circumstances. See “The Exchange Offers—Conditions.” Even if the exchange offers are completed, they may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers may have to wait longer than expected to receive their new notes. You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the new notes.

Holders of the old notes who do not tender their old notes will have no further rights under the registration rights agreement, including registration rights and the right to receive additional interest.

Holders who do not tender their old notes will not have any further registration rights or any right to receive additional interest under the registration rights agreement or otherwise.

Risks Related to the New Notes

The notes and the guarantee will be unsecured and effectively subordinated to the rights of our secured indebtedness and structurally subordinated to the indebtedness of any of our future non-guarantor subsidiaries.

The notes will be general unsecured senior obligations ranking equally with each other series of notes and with our other senior unsecured debt from time to time outstanding, senior to our subordinated debt from time to time outstanding and effectively junior to all of our secured debt. The notes will also be structurally subordinated to any indebtedness and other liabilities of our future non-guarantor subsidiaries.

Phillips 66 Company’s guarantee of each series of the notes will rank equally with its guarantee of each other series of notes and with its other unsecured and unsubordinated debt from time to time outstanding, senior to its subordinated debt from time to time outstanding and effectively junior to all of its existing and future secured debt. The guarantee of Phillips 66 Company will also be structurally subordinated to any indebtedness and other liabilities of its subsidiaries.

If we or Phillips 66 Company are declared bankrupt, become insolvent or are liquidated or reorganized, our or Phillips 66 Company’s secured debt will be entitled to be paid in full from the assets, if any, securing that debt before any payment may be made with respect to the notes or the guarantee. Holders of the notes will participate ratably in the remaining assets with all holders of our or Phillips 66 Company’s unsecured indebtedness, including debt incurred after the notes are issued, that does not rank junior to the notes or guarantee, as the case may be, including trade payables and all of the other general indebtedness, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of our or Phillips 66 Company’s secured indebtedness.

Your ability to transfer the notes may be limited by the absence of a trading market.

The notes will be new securities for which currently there is no trading market. We do not intend to apply for listing of the notes on any securities exchange or stock market. Although the initial purchasers of the old notes have informed us that they intend to make a market in the old notes and the new notes, they are not obligated to do so. In addition, they may discontinue any such market making at any time without notice and such market-making activities may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. The liquidity of any market for the notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. If the notes are traded after their initial issuance, they may trade at a discount from their respective initial offering prices, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market for the notes does not develop, the liquidity and trading prices for the notes may be harmed. Thus, you may not be able to liquidate your investment rapidly, and your lenders may not readily accept the notes as collateral for loans.

Future trading prices of the notes will depend on many factors, including but not limited to:

•	our operating performance and financial condition;

•	the interest of the securities dealers in making a market in the notes; and

•	the market for similar securities.

Changes in our credit ratings or the debt markets may adversely affect the market price of the notes. Deterioration in our credit profile could increase our costs of borrowing money and limit our access to the capital markets and commercial credit, and could trigger our partners’ rights under joint venture arrangements.

The price for the notes will depend on a number of factors, including but not limited to:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, operating performance and future prospects;

•	securities analysts’ perception of our company, our growth prospects and our industry in general; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. Meanwhile, Moody’s and Standard and Poor’s have assigned ratings to the notes. (Ratings from credit agencies are not recommendations to buy, sell or hold our securities; and each rating should be evaluated independently of any other rating.) If these rating agencies assign us or the notes a rating lower than investment grade or suspend, announce a review of or withdraw entirely a rating in the future, the market price of the notes would be adversely affected. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. If any of our other outstanding debt is rated and subsequently downgraded, raising capital will become more difficult, borrowing costs under our credit facilities and other future borrowings may increase and the market price of the notes may decrease. In addition, our borrowing costs would increase, and our funding sources could decrease.

A failure by us to maintain an investment grade rating also could affect our business relationships with suppliers and operating partners. For example, our agreement with Chevron regarding CPChem permits Chevron to buy our 50 percent interest in CPChem for fair market value if, at any time, we experience a change in control or if both Moody’s Investor Service and Standard & Poor’s Ratings Service lower our credit ratings below investment grade and the credit rating from either rating agency remains below investment grade for 365 days thereafter, with fair market value determined by agreement or by nationally recognized investment banks. As a result of these factors, a downgrade of our credit ratings could have a materially adverse impact on our future operations and financial position.

The guarantee of the notes could be deemed a fraudulent conveyance under certain circumstances, and a court may try to subordinate or void the guarantee.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such subsidiary guarantee; and

•	the subsidiary guarantor:

¡	was insolvent or rendered insolvent by reason of such incurrence;

¡	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

¡	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that subsidiary guarantor pursuant to its guarantee of the notes could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Phillips 66 depends on dividends and other distributions from its subsidiaries.

Phillips 66 conducts substantially all its operations through subsidiaries, and those subsidiaries generate substantially all of its operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of Phillips 66. Contractual provisions or laws, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of Phillips 66 to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including any payments required to be made under the notes. Although Phillips 66 Company owns certain operating assets directly, it conducts a substantial portion of its operations through subsidiaries. Accordingly, contractual provisions or laws, as well as its subsidiaries’ financial condition and operating requirements, may limit the ability of Phillips 66 Company to meet its obligations under its various guarantees, including its guarantee of the notes. The indenture does not contain any covenants or other provisions designed to protect holders of the notes if Phillips 66 or Phillips 66 Company participates in a highly leveraged transaction. The subsidiaries of Phillips 66 and Phillips 66 Company are legally distinct and have no obligations to pay amounts due on the indebtedness of Phillips 66 or Phillips 66 Company, or to make funds available for such payment. In addition, subsidiaries of Phillips 66 and Phillips 66 Company will be permitted under the terms of the indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Phillips 66 and Phillips 66 Company and the indenture does not contain provisions that give holders the right to require Phillips 66 or Phillips 66 Company to repurchase their securities in the event of a decline in Phillips 66’s or Phillips 66 Company’s credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise. The agreements governing current and future indebtedness of our subsidiaries may not permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

The indenture does not restrict the amount of additional debt that Phillips 66 or Phillips 66 Company may incur.

The notes and the indenture under which the notes will be issued do not place any limitation on the amount of debt securities that may be issued under the indenture or the amount of other unsecured debt or securities that Phillips 66, Phillips 66 Company or any of their respective subsidiaries may issue or otherwise incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

Phillips 66’s board of directors has broad discretion to determine that a refinery or manufacturing plant is not a principal property and therefore not subject to certain covenants in the indenture.

The indenture governing the notes includes covenants that limit the ability of Phillips 66 and its principal domestic subsidiaries to issue debt for borrowed money secured by a lien upon a principal property or engage in sale and leaseback transactions with respect to principal properties. Phillips 66 Company is our only principal domestic subsidiary. The indenture provides that a principal property means any refinery or manufacturing plant located in the United States and owned by Phillips 66 or a subsidiary unless, in the opinion of Phillips 66’s board of directors, that refinery or manufacturing plant is not materially important to the total business conducted by Phillips 66 and its consolidated subsidiaries. In addition, the term principal property does not include any transportation or marketing facilities or assets. Although it has not yet done so, under the terms of the indenture Phillips 66’s board of directors has broad discretion to determine from time to time that a refinery or manufacturing plant is not a principal property and therefore such refinery or plant is not subject to the covenants in the indenture and, accordingly, Phillips 66 could incur debt secured by a lien on such property without equally and ratably securing the notes or enter into a sale leaseback in respect of such property.

INFORMATION REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about ourselves and the industries in which we operate in general. We caution you that these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	Fluctuations in crude oil, natural gas liquids (“NGL”), and natural gas prices, refining and marketing margins and margins for our chemicals business;

•	Failure of new products and services to achieve market acceptance;

•	Unexpected changes in costs or technical requirements for constructing, modifying or operating facilities for manufacturing, refining or transportation projects;

•	Unexpected technological or commercial difficulties in manufacturing, refining or transporting our products, including chemicals products;

•	Lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, NGL, and refined products;

•

The level and success of natural gas drilling around DCP Midstream’s assets, the level and quality of gas production volumes around its assets and its ability to connect supplies to its gathering and processing systems in light of competition;

•	Inability to timely obtain or maintain permits, including those necessary for refinery projects; comply with government regulations; or make capital expenditures required to maintain compliance;

•	Failure to complete definitive agreements and feasibility studies for, and to timely complete construction of, announced and future refinery, chemical plant, midstream and transportation projects;

•	Potential disruption or interruption of our operations due to accidents, weather events, civil unrest, political events, terrorism or cyber attacks;

•	International monetary conditions and exchange controls;

•	Substantial investment or reduced demand for products as a result of existing or future environmental rules and regulations;

•	Liability for remedial actions, including removal and reclamation obligations, under environmental regulations;

•	Liability resulting from litigation;

•

General domestic and international economic and political developments, including armed hostilities; expropriation of assets; changes in governmental policies relating to crude oil, natural gas, NGL or refined product pricing, regulation or taxation; other political, economic or diplomatic developments; and international monetary fluctuations;

•	Changes in tax, environmental and other laws and regulations (including alternative energy mandates) applicable to our business;

•	Limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets;

•	Inability to obtain economical financing for projects, construction or modification of facilities and general corporate purposes;

•	The operation, financing, and distribution decisions of our joint ventures;

•	Domestic and foreign supplies of crude oil and other feedstocks;

•	Domestic and foreign supplies of refined products, such as gasoline, diesel, jet fuel, home heating oil and petrochemicals;

•	Overcapacity or undercapacity in the refining and chemical industries;

•	Fluctuations in consumer demand for refined products;

•	Crude and refined product inventory levels; and

•

The factors generally described in the section entitled “Risk Factors” in the information statement filed with the SEC as part of our registration statement on Form 10 on November 14, 2011, as amended and declared effective by the SEC on April 12, 2012.

USE OF PROCEEDS

The exchange offers are intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes. In exchange for issuing the new notes as contemplated in the exchange offers, we will receive old notes in the same principal amount. The form and terms of the new notes are identical in all material respects to the form and terms of the old notes, except as described below under the heading “The Exchange Offers—Terms of the Exchange Offers.” The old notes tendered in exchange for the new notes will be retired and cancelled and cannot be re-issued. Accordingly, issuance of the new notes will not result in any increase in our outstanding debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the historical ratio of earnings to fixed charges of Phillips 66 for each of the periods indicated.

	Nine Months Ended September 30, 2012	Year Ended December 31
		2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges*	18.5x	43.7x	5.4x	2.1x	17.3x	54.2x

*	Fixed charges includes amortization of capitalized interest totaling approximately $7 million for the nine months ended September 30, 2012. Amortization of capitalized interest for the years ended December 31, totaled approximately $9 million in 2011, $19 million in 2010, $6 million in 2009, $6 million in 2008 and $6 million in 2007.

For purposes of this table, “earnings” consist of income from continuing operations before income taxes and noncontrolling interests that have not incurred fixed charges, plus fixed charges (excluding capitalized interest but including amortization of amounts previously capitalized), less undistributed earnings of equity investees of Phillips 66. “Fixed charges” consist of interest (including capitalized interest) on all debt, amortization of debt discounts and expenses incurred on issuance, interest expenses relating to guaranteed debt of fifty-percent-or- less-owned companies and that portion of rental expense believed to represent interest.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected financial data reflect the combined and consolidated operations of Phillips 66. We derived the selected combined income statement data for the years ended December 31, 2011, 2010 and 2009, and the selected combined balance sheet data as of December 31, 2011 and 2010, as set forth below, from Phillips 66’s audited combined financial statements that are incorporated by reference into this prospectus. We derived the selected combined income statement data for the year ended December 31, 2008, and the selected combined balance sheet data as of December 31, 2009, from Phillips 66’s audited combined financial statements, that are not incorporated by reference into this prospectus. We derived the selected combined income statement data for the year ended December 31, 2007, and the selected combined balance sheet data as of December 31, 2008 and 2007, and as of September 30, 2011 from Phillips 66’s underlying financial records, which were derived from the financial records of ConocoPhillips, and which are not included in this prospectus. We derived the selected consolidated balance sheet data as of September 30, 2012 and the selected consolidated income statement data for the nine months ended September 30, 2012 and 2011 from the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2012, which is incorporated by reference into this prospectus. The historical results do not necessarily indicate the results expected for any future period.

To ensure full understanding, you should read the selected combined financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and accompanying notes incorporated by reference into this prospectus.

	Millions of Dollars
	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Sales and other operating revenues	$135,475	$147,983	$196,088	$146,561	$112,692	$171,706	$139,383
Net income	3,421	2,768	4,780	740	479	2,665	6,121
Net income attributable to Phillips 66	3,416	2,764	4,775	735	476	2,662	6,116
Total assets	52,230	47,923	43,211	44,955	42,880	38,934	43,133
Long-term debt	7,393	365	361	388	403	417	442

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

We entered into a registration rights agreement in connection with the issuance of the old notes on March 12, 2012. Pursuant to the registration rights agreement, we agreed:

•

to use our commercially reasonable best efforts to file with the SEC and cause to become effective under the Securities Act a registration statement relating to an offer to exchange the old notes for the new notes;

•	to complete the exchange offers on or before the date that is 365 days after March 12, 2012, which we refer to as the Target Registration Date; and

•

unless the exchange offers would not be permitted by applicable law or SEC policy, to commence the exchange offers and to use our commercially reasonable best efforts to issue on or prior to 60 days, or longer, if required by the federal securities laws, after the date on which such exchange offers commence, new notes in exchange for all old notes tendered prior thereto in the exchange offers.

The registration rights agreement provides, among other things, that if we default in our obligations to take required actions to make the exchange offers within the required time period described above, then we will pay additional interest to each holder of notes, at a rate of 0.25% per annum of the principal amount of old notes held by such holder, with respect to the first 90 days after the Target Registration Date with respect to such notes (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue), in each case until the exchange offer for such notes is completed or the shelf registration statement for such notes is declared effective or is no longer required to be effective; provided, however, that at no time may the rate at which additional interest accrues exceed 1.00% per annum; and provided, further, that upon the exchange of new notes for all old notes, additional interest on such notes shall cease to accrue.

We agreed to issue and exchange the new notes for all outstanding old notes properly tendered and not withdrawn before the expiration of the exchange offers. The summary in this document of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement. We urge you to read carefully the entire registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement relating to the initial sale of the notes.

Terms of the Exchange Offers

Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of the applicable series of new notes in exchange for each $1,000 principal amount of the corresponding series of outstanding old notes properly tendered pursuant to the exchange offers and not withdrawn prior to the expiration date. Old notes may be tendered in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will have a different CUSIP number from the old notes;

•	the new notes will be registered for the exchange offers under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes; and

•

holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement, which will terminate upon the consummation of the exchange offers.

The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the old notes. As a result, the old and new notes of each series of notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $800,000,000 in aggregate principal amount of the old 2015 notes, $1,500,000,000 in aggregate principal amount of the old 2017 notes, $2,000,000,000 in aggregate principal amount of the old 2022 notes, and $1,500,000,000 in aggregate principal amount of the old 2042 notes are outstanding. Cede & Co., as nominee for The Depository Trust Company (“DTC”), is the registered owner of the old notes. Solely for reasons of administration, we have fixed the close of business on November 14, 2012 as the record date for the exchange offers for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in the exchange offers.

In connection with the exchange offers, neither the General Corporation Law of the State of Delaware nor the indenture governing the notes gives you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related SEC rules and regulations.

For all relevant purposes, we will be regarded as having accepted properly tendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offers, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under “—Fees and Expenses” below.

By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “—Representations on Tendering Old Notes” below.

Expiration Date; Extensions; Amendments

The “expiration date” is 5:00 p.m., New York City time, on December 14, 2012, unless we, in our sole discretion, extend an exchange offer, in which case the expiration date is the latest date and time to which we extend such exchange offer.

In order to extend an exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•

issue a press release or other public announcement that will include disclosure of the approximate number of old notes deposited; such press release or announcement will be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right:

•	to delay accepting any old notes, but only to the extent that such delay is the result of an extension of such exchange offer and permitted by Rule 14e-1 promulgated under the Exchange Act;

•	to extend the exchange offers; or

•

if, in the opinion of our counsel, the consummation of an exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend such exchange offer by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement. We may terminate or amend the exchange offer for each series independently. If an exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders. We will also extend such exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five- to ten-business-day period following such amendment.

We will have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The new 2015 notes will accrue interest on the same terms as the old 2015 notes, i.e., at the rate of 1.950% per year from the most recent date to which interest has been paid, or if no interest has been paid, from March 12, 2012, payable semi-annually in arrears on March 5 and September 5 of each year, with the next interest payment date being March 5, 2013.

The new 2017 notes will accrue interest on the same terms as the old 2017 notes, i.e., at the rate of 2.950% per year from the most recent date to which interest has been paid, or if no interest has been paid, from March 12, 2012, payable semi-annually in arrears on May 1 and November 1 of each year, with the next interest payment date being May 1, 2013.

The new 2022 notes will accrue interest on the same terms as the old 2022 notes, i.e., at the rate of 4.300% per year from the most recent date to which interest has been paid, or if no interest has been paid, from March 12, 2012, payable semi-annually in arrears on April 1 and October 1 of each year, with the next interest payment date being April 1, 2013.

The new 2042 notes will accrue interest on the same terms as the old 2042 notes, i.e., at the rate of 5.875% per year from the most recent date to which interest has been paid, or if no interest has been paid, from March 12, 2012, payable semi-annually in arrears on May 1 and November 1 of each year, with the next interest payment date being May 1, 2013.

Resale of the New Notes

We believe that you may resell the new notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the three representations set forth above under “Prospectus Summary—Summary of the Exchange Offers—Procedures for Participating in the Exchange Offers.” However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an “affiliate,” as defined under Rule 405 of the Securities Act, of Phillips 66 or a broker-dealer tendering the old notes acquired directly from us for its own account. You are required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider these particular exchange offers in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat these exchange offers in the same way as it has treated others in the past. If our belief is wrong, or if you cannot truthfully make the representations described above, and you transfer any new note issued to you in the exchange offers without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability, and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.

A broker-dealer that has purchased old notes for market-making or other trading activities has to deliver a prospectus in order to resell any new notes it has received for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its new notes. In addition, a broker-dealer that has acquired the old notes for its own account as a result of market-making or other trading activities may participate in the exchange offers if it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes. We have agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies in the letter of transmittal for a period of up to one year after the registration statement relating to these exchange offers is declared effective. See “Plan of Distribution” for more information regarding broker-dealers.

Procedures For Tendering

If you wish to tender old notes you must do the following:

•	properly complete, sign and date the letter of transmittal (or a facsimile of the letter of transmittal);

•	have the signatures on the letter of transmittal (or facsimile) guaranteed if required by the letter of transmittal; and

•

mail or deliver the letter of transmittal (or facsimile) together with your old notes and any other required documents to the exchange agent at the address appearing below under “—Exchange Agent” for receipt prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal;

•

a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below under “—Book-Entry Transfer,” must be received by the exchange agent prior to the expiration date; or

•	you must comply with the procedures described below under “—Guaranteed Delivery Procedures.”

In order for the tender to be effective, the exchange agent must receive the old notes, a completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. The exchange agent and DTC have confirmed that the old notes may be tendered using DTC’s Automated Tender Offer Program, or ATOP. The exchange agent will establish an account with DTC for purposes of each exchange offer promptly after the commencement of such exchange offer, and DTC participants may electronically transmit their acceptance of such exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. You will, however, be bound by its terms just as if you had signed it.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk, and the delivery will be deemed made only when actually received or confirmed by the exchange agent.

As an alternative to delivery by mail, you may wish to consider overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or any old notes to us. You may ask your broker, dealer, commercial bank, trust company or nominee to perform these transactions for you.

If you do not withdraw your tender of old notes prior to the expiration date, you will be regarded as agreeing to tender the new notes in accordance with the terms and conditions in the exchange offers.

If you are a beneficial owner of the old notes and your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to tender your old notes, you should contact your intermediary promptly and instruct it to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

By tendering, you will make the representations described below under “—Representations on Tendering Old Notes.” In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this prospectus and in the letter of transmittal.

Signature on Letter Of Transmittal

Signatures on a letter of transmittal or a notice of withdrawal described below under “—Withdrawal of Tenders,” as the case may be, must generally be guaranteed by an eligible institution. You can submit the letter of transmittal without guarantee if you surrender your old notes (i) as a registered holder and you have not completed the box titled “Special Delivery Instruction” on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

•	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•

an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

If you sign the letter of transmittal even though you are not the registered holder of any old notes listed in the letter of transmittal, your old notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize you to tender the old notes on behalf of the registered holder and must be signed by the registered holder as the registered holder’s name appears on the old notes.

In connection with any surrender of old notes in definitive certificated form, if you sign the letter of transmittal or any old notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

Acceptance of Tendered Old Notes

All questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt of surrendered old notes, will be determined by us in our sole discretion, which will be final and binding.

We reserve the absolute right:

•	to reject any and all old notes not properly tendered;

•	to reject any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful; and

•	to waive any defects, irregularities or conditions of tender as to particular old notes.

Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with tenders of old notes, neither we, the exchange agent nor anyone else will be liable for failure to give such notice. Tenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

We do not currently intend to acquire any old notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any old notes that are not tendered pursuant to the exchange offers. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by applicable law, we also reserve the right in our sole discretion to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offers.

Representations on Tendering Old Notes

By surrendering old notes pursuant to the exchange offers, you will be telling us that, among other things,

•	you have full power and authority to surrender, sell, assign and transfer the old notes tendered;

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of Phillips 66, or a broker-dealer tendering the old notes acquired directly from us for its own account;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes;

•

you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offers for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you cannot rely on the position of the SEC staff in their no-action letters;

•

you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC; and

•

we will acquire good, marketable and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such new notes.

Return of Old Notes

If any tendered old notes are not accepted for any reason described here or if old notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those old notes will be returned, at our cost, to (i) the person who surrendered them or (ii) in the case of old notes surrendered by book-entry transfer, the exchange agent’s account at DTC. Any such old notes will be returned promptly to the tendering person or credited to an account maintained with DTC.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to each series of old notes at DTC for purposes of facilitating the exchange offers within two business days after the date of this prospectus. Subject to the establishment of the account, any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, you must transmit the letter of transmittal with any required signature guarantees and any other required documents to the exchange agent at the address appearing below under “—Exchange Agent” for its receipt on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your old notes and (i) your old notes are not readily available so you cannot meet the expiration date deadline or (ii) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offers if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

¡	the name and address of the holder, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes tendered; and

¡	a statement that the tender is being made thereby;

•

a guarantee that, within five New York Stock Exchange (“NYSE”) trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

•

the properly executed letter of transmittal, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five NYSE trading days after the expiration date.

The exchange agent will send you a notice of guaranteed delivery upon your request if you wish to tender your old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date; or

•	for DTC participants, holders must comply with DTC’s standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered; and

•	specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

We will determine in our sole discretion all questions as to the validity, form, eligibility and time of receipt of notices, and our determination shall be final and binding upon all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offers, and no new notes will be issued unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Despite any other term of the exchange offers, we will not be required to accept for exchange, or exchange the new notes for, any old notes, and we may terminate the exchange offers as provided in this prospectus before the acceptance of those old notes if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied or waived prior to the expiration of the exchange offers:

•

any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner, which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offers;

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers that, in our reasonable judgment, would materially impair our ability to proceed with the exchange offers; or

•	any governmental approval that we deem necessary for the consummation of the exchange offers has not been obtained.

If we determine in our sole discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any old notes and promptly return all tendered old notes to the tendering holders;

•

extend the exchange offers and retain all old notes tendered prior to the expiration of the exchange offers, subject, however, to the rights of holders who tendered the old notes to withdraw their tendered old notes; or

•

waive the unsatisfied conditions with respect to the exchange offers and accept all properly tendered old notes that have not been withdrawn. If that waiver constitutes a material change to the exchange offers, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offers to the extent required by law.

The conditions listed above are for our sole benefit, and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights that may be asserted at any time and from time to time.

The exchange offers are not conditioned upon any minimum principal amount of old notes being submitted for exchange.

Termination of Certain Rights

All registration rights under the registration rights agreement benefiting the holders of the old notes will terminate when we consummate the exchange offers. That includes all rights to receive additional interest in the event of a registration default under the registration rights agreement. In any case, we are under a continuing obligation, for a period of up to one year after the expiration date of these exchange offers, to use our commercially reasonable best efforts to keep the registration statement effective and to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies in the letter of transmittal for use in a resale.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for the exchange offers. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

By mail, hand or overnight courier:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

111 Sanders Creek Parkway —Reorganization Dept.

East Syracuse, NY 13057

Attention: Christopher Landers

By facsimile:

(615) 238-0575

Confirm by telephone:

(315) 414-3362

The Bank of New York Mellon Trust Company, N.A. also serves as trustee under the indenture governing the notes.

Fees and Expenses

We will pay for the expenses of the exchange offers. The principal solicitation for tenders of old notes is being made by mail. However, additional solicitation may be made by telegraph, facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

We have not retained a dealer-manager in connection with the exchange offers and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person tendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes.

Consequence of Failure to Exchange

You do not have to participate in the exchange offers.    You should carefully consider whether to accept the terms and conditions of the exchange offers. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offers.

Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3)(iii) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•

so long as the old notes are eligible for resale under Rule 144A under the Securities Act, to a person who the seller reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	outside the U.S. to a foreign person in accordance with the requirements of Regulation S under the Securities Act;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available;

•	pursuant to an effective registration statement under the Securities Act; or

•	pursuant to another available exemption from the registration requirements of the Securities Act,

in each case in accordance with all other applicable securities laws.

Additionally, we expect that, following the consummation of the exchange offers, the trading market for the old notes will be negatively affected because of the limited amount of old notes expected to remain outstanding. See “Risk Factors” for more information about the risks of not participating in the exchange offers.

DESCRIPTION OF NEW NOTES

We have summarized selected provisions of the new notes below. The new notes will be issued under the Indenture, dated as of March 12, 2012, among Phillips 66, as issuer, Phillips 66 Company, as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee. The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines the rights of holders of the notes. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part and is available to you as set forth under “Where You Can Find More Information.”

In this summary description of the new notes and the indenture, unless we state otherwise or the context clearly indicates otherwise, all references to Phillips 66 mean Phillips 66 only and all references to Phillips 66 Company mean Phillips 66 Company only.

General

The 2015 notes will mature on March 5, 2015 and will bear interest at 1.950% per year. The 2017 notes will mature on May 1, 2017 and will bear interest at 2.950% per year. The 2022 notes will mature on April 1, 2022 and will bear interest at 4.300% per year. The 2042 notes will mature on May 1, 2042 and will bear interest at 5.875% per year. Interest on the notes of each series will accrue from March 12, 2012, or the latest date to which interest has been paid. In respect of each series of notes, Phillips 66:

•

will pay interest semiannually on March 5 and September 5 of each year for the 2015 notes with the next interest payment date being March 5, 2013; on May 1 and November 1 of each year for the 2017 notes with the next interest payment date being May 1, 2013; on April 1 and October 1 of each year for the 2022 notes with the next interest payment date being April 1, 2013; and on May 1 and November 1 of each year for the 2042 notes with the next interest payment date being May 1, 2013;

•

will pay interest to the person in whose name a note is registered at the close of business on the February 20 or August 20, April 15 or October 15, March 15 or September 15, or April 15 or October 15 preceding the interest payment date with respect to the 2015 notes, the 2017 notes, the 2022 notes and the 2042 notes, respectively;

•	will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

•	will make payments on the notes at the offices of the trustee and any paying agent; and

•	may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.

Phillips 66 will issue the notes only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

Guarantee

Phillips 66 Company will fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of and any premium and interest on the notes when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantee will provide that in the event of a default in the payment of principal of or any premium or interest on any of the notes, the holder of that note or the trustee may institute legal proceedings directly against Phillips 66 Company to enforce the guarantee without first proceeding against Phillips 66. The guarantee will rank equally with all of Phillips 66 Company’s other unsecured and unsubordinated debt from time to time outstanding. The obligations of Phillips 66 Company under its guarantee will be limited to the maximum amount as will result in the obligations of Phillips 66 Company under its guarantee not constituting a fraudulent transfer or conveyance.

Optional Redemption

The notes will be redeemable at the option of Phillips 66, in whole or in part, at any time and from time to time, in principal amounts of $2,000 or any integral multiple of $1,000 above that amount for a redemption price equal to:

•	100% of the principal amount of the notes of that series to be redeemed; and

•

a premium equal to the amount, if any, by which the sum of the present values of the Remaining Scheduled Payments on the notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, in the case of the 2015 notes, 35 basis points, in the case of the 2017 notes, 35 basis points in the case of the 2022 notes, and 45 basis points, in the case of the 2042 notes, exceeds the principal amount of the notes to be redeemed.

In each case, Phillips 66 will pay accrued but unpaid interest to, but not including, the redemption date.

“Treasury Rate” means the rate per year equal to:

•

the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the applicable series of notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis rounding to the nearest month; or

•

if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated by Phillips 66 on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of notes. “Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint.

“Comparable Treasury Price” means (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. (and its successors), Credit Suisse Securities (USA) LLC (and its successors), J.P. Morgan Securities LLC (and its successors), RBS Securities Inc. (and its successors) and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified from time to time by us. If, however, any of them shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is such a dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable

Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on each note to be redeemed that would be due after the related redemption date but for such redemption. If the redemption date is not an interest payment date with respect to the note being redeemed, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued thereon to that redemption date.

We will mail notice of a redemption not less than 30 days nor more than 60 days before the redemption date to holders of notes to be redeemed.

If we redeem less than all the notes of a series, the trustee will select the particular notes of the series to be redeemed by lot or by another method determined by applicable depositary procedures. Unless there is a default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above, the notes will not be redeemable by Phillips 66 prior to maturity and will not be entitled to the benefit of any sinking fund or mandatory redemption provisions.

Ranking

The notes will constitute senior unsecured debt of Phillips 66 and will rank equally with each other series of notes and with the other senior unsecured debt of Phillips 66 from time to time outstanding; senior to its subordinated debt from time to time outstanding; and effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries, other than Phillips 66 Company, from time to time outstanding. Phillips 66 Company’s guarantee of the notes will rank equally with all of its other unsecured and unsubordinated debt from time to time outstanding; senior to its subordinated debt from time to time outstanding; and effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries from time to time outstanding. For information on other indebtedness, see “Description of Other Indebtedness.”

Phillips 66 conducts substantially all its operations through subsidiaries, and those subsidiaries generate substantially all of its operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of Phillips 66. Contractual provisions or laws, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of Phillips 66 to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including any payments required to be made under the notes. Although Phillips 66 Company will own certain operating assets directly following the contribution, it will conduct a substantial portion of its operations through subsidiaries. Accordingly, contractual provisions or laws, as well as its subsidiaries’ financial condition and operating requirements, may limit the ability of Phillips 66 Company to meet its obligations under its various guarantees, including its guarantee of the notes. The indenture does not contain any covenants or other provisions designed to protect holders of the notes if Phillips 66 or Phillips 66 Company participates in a highly leveraged transaction. The subsidiaries of Phillips 66 and Phillips 66 Company are legally distinct and have no obligations to pay amounts due on the indebtedness of Phillips 66 or Phillips 66 Company, or to make funds available for such payment. In addition, subsidiaries of Phillips 66 and Phillips 66 Company will be permitted under the terms of the indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Phillips 66 and Phillips 66 Company and the indenture does not contain provisions that give holders the right to require Phillips 66 or Phillips 66 Company to repurchase their securities in the event of a decline for any reason in the credit ratings of Phillips 66 or Phillips 66 Company, including as a result of a takeover, recapitalization or similar restructuring or otherwise. The agreements governing future indebtedness of our subsidiaries may not permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

Restrictive Covenants

Limitation on Liens

Phillips 66 has agreed that it and its Principal Domestic Subsidiaries will issue, assume or guarantee Debt for borrowed money secured by a lien upon a Principal Property or shares of stock or Debt of any Principal Domestic Subsidiary only if the notes are secured equally and ratably with or prior to the Debt secured by that lien. If the notes are so secured, Phillips 66 has the option to secure any of its and its Subsidiaries’ other Debt or obligations equally and ratably with or prior to the Debt secured by the lien and, accordingly, equally and ratably with the notes. This covenant has exceptions that permit:

(a)	liens existing on the date Phillips 66 first issues the notes;

(b)	liens on the property, assets, stock, equity or Debt of any entity existing at the time Phillips 66 or a Subsidiary acquires that entity or its property or at the time the entity becomes a Subsidiary or a Principal Domestic Subsidiary or at the time such entity is merged into or consolidated with Phillips 66 or any Subsidiary or at the time of a sale, lease or other disposition of the properties of an entity (or a division thereof) as an entirety or substantially as an entirety to Phillips 66 or a Subsidiary;

(c)	liens on assets either:

•	existing at the time of acquisition of the assets,

•	securing all or any portion of the cost of acquiring, constructing, improving, developing or expanding such assets, or

•

securing Debt incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development or expansion or the commencement of commercial operation of such assets, for the purpose (in the case of this bullet point) of either financing all or any part of the purchase price of such assets or financing all or any part of the cost of construction, improvement, development or expansion of any such assets;

(d)	liens in favor of Phillips 66 or any Subsidiary;

(e)	liens securing industrial development, pollution control or other revenue bonds issued or guaranteed by the United States of America, or any State, or any department, agency, instrumentality or political subdivision of either;

(f)	liens on personal property, other than shares of stock or Debt of any Principal Domestic Subsidiary, securing loans maturing not more than one year from the date of the creation thereof;

(g)	statutory liens or landlords’, carriers’, warehousemans’, mechanics’, suppliers’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; and

(h)	any extensions, substitutions, replacements or renewals of the above-described liens or any Debt secured by these liens provided that:

•	such new lien shall be limited to all or part of the same property that secured the original lien, plus improvements on such property, and

•

the principal amount of Debt secured by the new lien and not otherwise authorized by items (a) through (g) above or otherwise permitted does not materially exceed the principal amount of Debt so secured plus any premium or fee payable in connection with any such extension, substitution, replacement or renewal.

In addition, without securing the notes as described above, Phillips 66 and its Principal Domestic Subsidiaries may issue, assume or guarantee Debt that this covenant would otherwise restrict in a total principal amount that, when added to all other outstanding Debt of Phillips 66 and its Principal Domestic Subsidiaries that this covenant would otherwise restrict and the total amount of Attributable Debt deemed outstanding for Sale/Leaseback Transactions, does not at any one time exceed a “basket” equal to 10% of Consolidated Adjusted Net Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which Phillips 66 or a Subsidiary has purchased property or retired or defeased Debt as described in clause (b) below under “Limitation on Sale/Leaseback Transactions.”

The following type of transaction does not create “Debt” secured by “liens” within the meaning of this covenant: the mortgage or pledge of any property of Phillips 66 or any Subsidiary in favor of the United States or any State, or any department, agency, instrumentality or political subdivision of either, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute.

Limitation on Sale/Leaseback Transactions

Phillips 66 has agreed that it and any of its Principal Domestic Subsidiaries will enter into a Sale/Leaseback Transaction only if at least one of the following applies:

(a)	Phillips 66 or that Principal Domestic Subsidiary could incur Debt in a principal amount equal to the Attributable Debt for that Sale/Leaseback Transaction and, without violating the “Limitation on Liens” covenant, could secure that Debt by a lien on the property to be leased without equally and ratably securing the senior debt securities.

(b)	Within a period commencing 12 months prior to the consummation of such Sale/Leaseback Transaction and ending 12 months after the consummation thereof, Phillips 66 or any Subsidiary shall have applied an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction either:

•	to the voluntary defeasance or retirement of any of the notes or any other debt securities issued under the indenture or any Funded Debt, or

•	to the acquisition, construction, improvement or expansion of one or more Principal Properties.

To the extent that any net proceeds are not applied for the purposes described in (b), such proceeds will be subject to the limitation described in (a). For purposes of these calculations, the net proceeds of the Sale/Leaseback Transaction means the net proceeds of the sale or transfer of the property leased in the Sale/Leaseback Transaction (or, if greater, the fair value of that property at the time of the Sale/Leaseback Transaction as determined by Phillips 66’s board of directors).

Reports

If Phillips 66 or Phillips 66 Company is subject to the requirements of Section 13 or 15(d) of the Exchange Act, Phillips 66 or Phillips 66 Company, as the case may be, shall file with the trustee, within 15 days after it files the same with the SEC, copies of the annual and quarterly reports and the information, documents and other reports (or such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Phillips 66 or Phillips 66 Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If the indenture is qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), but not otherwise, Phillips 66 and Phillips 66 Company shall also comply with the provisions of the Trust Indenture Act Section 314(a). Delivery of such reports, information and documents to the trustee shall be for informational purposes only, and the trustee’s receipt thereof will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the compliance of Phillips 66 with any of its covenants under the indenture.

If Phillips 66 is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, Phillips 66 shall furnish to all holders of the notes and prospective purchasers of notes designated by the holders of the notes, promptly upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act.

Consolidation, Merger and Sale of Assets

The indenture generally permits a consolidation or merger involving Phillips 66 or Phillips 66 Company. It also permits Phillips 66 or Phillips 66 Company, as applicable, to lease, transfer or dispose of all or substantially all of its assets. Each of Phillips 66 and Phillips 66 Company has agreed, however, that it will not consolidate with or merge into any entity (other than Phillips 66 or Phillips 66 Company, as applicable) or lease, transfer or dispose of all or substantially all of its assets to any entity (other than Phillips 66 or Phillips 66 Company, as applicable) unless:

•	it is the continuing corporation; or

•

if it is not the continuing corporation, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the performance of its covenants and obligations under the indenture and, in the case of Phillips 66, the due and punctual payments on the notes or, in the case of Phillips 66 Company, the performance of the related guarantee; and

•	in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction.

Upon any such consolidation, merger or asset lease, transfer or disposition involving Phillips 66 or Phillips 66 Company, the resulting entity or transferee will be substituted for Phillips 66 or Phillips 66 Company, as applicable, under the indenture and the notes. In the case of an asset transfer or disposition other than a lease, Phillips 66 or Phillips 66 Company, as applicable, will be released from the indenture.

Events of Default

The following are events of default with respect to each series of the notes:

•	failure to pay interest on the notes of such series for 30 days when due;

•	failure to pay principal of or any premium on the notes of such series when due;

•	any other failure to redeem or purchase the notes of such series for 30 days when required;

•

failure to comply with any covenant or agreement in the notes of such series or the indenture for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding notes of such series; and

•	specified events involving bankruptcy, insolvency or reorganization of Phillips 66 and Phillips 66 Company.

A default under one series of the notes or any other debt securities issued by Phillips 66 will not necessarily be a default under another series of the notes. The trustee may withhold notice to the holders of the notes of any default or event of default (except in any payment on the notes) if the trustee considers it in the interest of the holders of the notes to do so.

If an event of default with respect to a series of notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes of such series may declare the principal of and all accrued and unpaid interest on the notes of such series to be due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on the notes will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding notes of a series may in some cases rescind this accelerated payment requirement.

A noteholder of notes of any series may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to the notes of such series;

•	the holders of at least 25% in principal amount of the outstanding notes of such series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the notes of such series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a note to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding notes of a series may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default with respect to the notes of such series.

The indenture requires Phillips 66 and Phillips 66 Company to file each year with the trustee a written statement as to their compliance with the covenants contained in the indenture.

Modification and Waiver

The indenture may be amended or supplemented with respect to the notes of any series if the holders of a majority in principal amount of the outstanding notes of a series that are affected by the amendment or supplement consent to it. Without the consent of the holder of each note affected, however, no modification may:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the note;

•	reduce the principal of the note or change its stated maturity;

•	reduce any premium payable on the redemption of the note or change the time at which the note may be redeemed;

•	make payments on the note payable in currency other than as originally stated in the note;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the note;

•

make any change in the percentage of principal amount of notes of any series necessary to waive compliance with certain provisions of the indenture applicable to such series or to make any change in the provision related to modification; or

•	waive a continuing default or event of default regarding any payment on the notes.

The indenture may be amended or supplemented or any provision of the indenture may be waived without the consent of any holders of debt securities issued under the indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•

to provide for the assumption of the obligations under the indenture of Phillips 66 or Phillips 66 Company by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for the issuance of bearer debt securities (with or without coupons);

•	to provide any security for, any guarantees of or any additional obligors on any series of notes or the related guarantee;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to add covenants that would benefit the holders of any series of notes or to surrender any rights Phillips 66 or Phillips 66 Company has under the indenture;

•	to add events of default with respect to any series of notes; and

•	to make any change that does not adversely affect any outstanding notes of any series in any material respect.

The holders of a majority in principal amount of the outstanding notes of any series may waive any existing or past default or event of default with respect to the notes of such series. Those holders may not, however, waive any default or event of default in any payment on the notes or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Discharge

We may be discharged from our obligations under the indenture with respect to one or more series of notes when:

•

all outstanding notes of such series theretofore authenticated and issued (other than destroyed, lost or stolen notes that have been replaced or paid) have been delivered to the Trustee for cancellation; or

•

all outstanding notes of such series not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Phillips 66, and, in the case of clause (i), (ii) or (iii) above, Phillips 66 or Phillips 66 Company has irrevocably deposited or caused to be deposited with the trustee as funds (immediately available to the holders in the case of clause (i)) in trust for such purpose (x) cash in an amount, or (y) government obligations, maturing as to principal and interest at such times and in such amounts as will ensure the availability of cash in an amount or (z) a combination thereof, which will be sufficient, in the opinion (in the case of clauses (y) and (z)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the entire indebtedness on the notes of such series for principal and interest to the date of such deposit (in the case of notes that have become due and payable) or for principal, premium, if any, and interest to the stated maturity or redemption date, as the case may be.

We will be required to deliver to the trustee an officer’s certificate stating that all conditions precedent to satisfaction and discharge of the indenture with respect to the notes of such series have been complied with, together with an opinion of counsel to the same effect.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture with respect to one or more series of notes. If any combination of funds or government securities are deposited with the trustee under the indenture sufficient to make payments on the notes of any series on the dates those payments are due and payable, then, at Phillips 66’s option, either of the following will occur:

•	Phillips 66 and Phillips 66 Company will be discharged from their obligations with respect to the notes of such series and the related guarantee (“legal defeasance”); or

•

Phillips 66 and Phillips 66 Company will no longer have any obligation to comply with the restrictive covenants, the merger covenant and other specified covenants under the indenture with respect to such series, and the related events of default will no longer apply (“covenant defeasance”).

If the notes of any series are defeased, the holders of the notes of such series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance of any series, the obligation of Phillips 66 to pay principal, premium and interest on the notes of such series and Phillips 66 Company’s guarantee of the payments will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes of the applicable series to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law

New York law will govern the indenture and the notes.

Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. The Bank of New York Mellon and its affiliates perform certain commercial banking services for us for which they receive customary fees and are lenders under various outstanding credit facilities of Phillips 66 or its subsidiaries or affiliates.

If an event of default occurs under the indenture and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of the notes issued under the indenture only after those holders have offered the trustee indemnity satisfactory to it.

The indenture contains limitations on the right of the trustee, if it becomes a creditor of Phillips 66 or Phillips 66 Company, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with Phillips 66 and Phillips 66 Company. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Paying Agents and Transfer Agents

The trustee will be appointed as paying agent and transfer agent for the notes. Payments on the notes will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the security register.

Other

We will make all payments on the notes without withholding or deducting any taxes or other governmental charges imposed by a United States jurisdiction, unless we are required to do so by applicable law. A holder of the notes may, however, be subject to U.S. federal income taxes, and taxes may be withheld on certain payments on the notes, as described under the caption “Material United States Federal Tax Considerations for Non-U.S. Holders.” If we are required to withhold taxes, we will not pay any additional, or gross up, amounts with respect to the withholding or deduction.

We may at any time purchase notes on the open market or otherwise at any price. We will surrender all notes that we redeem or purchase to the trustee for cancellation. We may not reissue or resell any of these notes.

Book-Entry Delivery and Form

Except as set forth below, the new notes will be issued in registered, global form, which we may also refer to as the “Global Notes.”

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through Euroclear and Clearstream (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchanges of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of a beneficial interest in the Global Notes will not be entitled to have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Phillips 66, Phillips 66 Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Phillips 66, Phillips 66 Company, the trustee nor any agent of any of them has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, Phillips 66 or Phillips 66 Company. Neither Phillips 66, Phillips 66 Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Phillips 66, Phillips 66 Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Phillips 66, Phillips 66 Company or the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

(1)	DTC (a) notifies Phillips 66 that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event Phillips 66 fails to appoint a successor depositary within 90 days;

(2)	there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes; or

(3)	Phillips 66 determines not to have the notes represented by a Global Note.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the indenture, including if an affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Same-Day Settlement and Payment

Phillips 66 will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Phillips 66 will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s same-day funds settlement system, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Glossary

“Attributable Debt” means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction. For these purposes, rental payments do not include any amounts required to be paid for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that the lessee may terminate by paying a penalty, if the net amount (including payment of the penalty) would be reduced if the lessee terminated the lease on the first date that it could be terminated, then this lower net amount will be used.

“Consolidated Adjusted Net Assets” means the total amount of assets of Phillips 66 and its consolidated subsidiaries less:

•

all current liabilities (excluding liabilities that are extendable or renewable at Phillips 66’s option to a date more than 12 months after the date of calculation and excluding current maturities of long-term debt); and

•	total prepaid expenses and deferred charges.

Phillips 66 will calculate its Consolidated Adjusted Net Assets based on its most recent quarterly balance sheet.

“Debt” means all notes, bonds, debentures or other similar evidences of debt for money borrowed.

“Funded Debt” means all Debt (including Debt incurred under any revolving credit, letter of credit or working capital facility) that matures on or is renewable to a date more than one year after the date the Debt is originally incurred.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, or government or other agency, instrumentality or political subdivision thereof or other entity of any kind.

“Principal Domestic Subsidiary” means Phillips 66 Company and any Subsidiary (1) that has substantially all its assets in the United States, (2) that owns a Principal Property and (3) in which Phillips 66’s capital investment, together with any intercompany loans to that Subsidiary and any debt of that Subsidiary guaranteed by Phillips 66 or any other Subsidiary, exceeds $100 million.

“Principal Property” means any refinery or manufacturing plant located in the United States. This term excludes any refinery or plant that in the opinion of Phillips 66’s board of directors is not materially important to the total business conducted by Phillips 66 and its consolidated subsidiaries. This term also excludes any transportation or marketing facilities or assets.

“Sale/Leaseback Transaction” means any arrangement with any Person under which Phillips 66 or a Subsidiary leases any Principal Property that Phillips 66 or that Subsidiary has sold or transferred or will sell or transfer to that Person. This term excludes the following:

•	temporary leases, including renewals at the option of the lessee, for a term of not more than three years;

•	intercompany leases;

•

leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property; and

•	arrangements under any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

“Subsidiary” means an entity at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by Phillips 66 or by one or more other Subsidiaries, or by Phillips 66 and one or more other Subsidiaries.

DESCRIPTION OF OTHER INDEBTEDNESS

We have entered into a revolving credit agreement, a term loan agreement, and a trade receivables securitization facility as described below. Although these agreements are currently effective, the obligations of the lenders to make loans thereunder are subject to satisfaction or waiver of certain conditions precedent. These conditions (the “funding conditions”) include, among others, compliance with debt rating requirements and compliance with the agreements’ financial covenants, accuracy of all representations and warranties, and absence of any default or event of default.

Revolving Credit Facility

Our revolving credit facility provides up to $4.0 billion of borrowing capacity and includes a sub-limit up to $300 million for same-day swing line advances and a sub-limit up to $300 million for letters of credit. In addition, our revolving credit facility contains an accordion feature that allows us to increase the available borrowing capacity under the facility to up to $5.0 billion, subject to the satisfaction of certain conditions, including the identification of lenders or proposed lenders that agree to satisfy the increased commitment amounts under the facility. Our revolving credit facility matures in April 2017, subject to up to two one-year extensions on a lender-by-lender basis. We have not borrowed under this facility. However, as of September 30, 2012, $51 million in letters of credit had been issued that were supported by this facility.

Borrowings under our revolving credit facility are available for general corporate purposes, including support of commercial paper issued or to be issued by Phillips 66 and its subsidiaries. Our revolving credit facility is unsecured, and loans thereunder (other than swing line loans) bear interest at our option at (A) in the case of U.S. Dollar loans, (i) the highest of (a) the average of the prime rate announced from time to time by Bank of America, N.A., Citibank, N.A., and JPMorgan Chase Bank, N.A., (b) a rate equal to the average of the overnight federal funds rate with a maturity of one day plus a margin of 0.50 percent and (c) the one-month Eurodollar rate, which is based on the London Interbank Offered Rate (“LIBOR”) plus 1.00 percent, each of which is subject to a margin that varies from 0.125 percent to 0.875 percent per annum, according to our senior unsecured long-term debt ratings as determined from time to time by S&P and Moody’s, or (ii) the Eurodollar rate plus a margin that varies from 1.125 percent to 1.875 percent per annum, according to our senior unsecured long-term debt ratings, or (B) in the case of alternate currency loans, the Eurocurrency rate, which is based on the rates offered to the reference lenders for deposits in the applicable currency, for such alternate currency plus a margin that varies from 1.125 percent to 1.875 percent per annum, according to our senior unsecured long-term debt ratings. The unused portion of the credit facility is subject to commitment fees of 0.150 percent to 0.30 percent per annum, according to our senior unsecured long-term debt ratings.

Additionally, our revolving credit facility contains various covenants and restrictive provisions that limit our non-guarantor subsidiaries’ ability to incur additional indebtedness; our ability to consolidate or merge with another entity in a transaction in which we are not the survivor unless such surviving entity is investment grade or transfer or lease all or substantially all of our assets; and our and our subsidiaries’ ability to incur liens and engage in certain types of transactions with affiliates. If we fail to perform our obligations under these and other covenants, the revolving credit commitment could be terminated and any outstanding borrowings, together with accrued interest, under the revolving credit facility could be declared immediately due and payable. Our revolving credit facility also has, in addition to customary events of default, cross default provisions that apply to any other indebtedness we may have with an outstanding principal amount in excess of $150 million in the aggregate.

The revolving credit facility agreement contains a financial covenant that provides that our consolidated net debt may not exceed 60 percent of our total capitalization as of the last day of any fiscal quarter.

Term Loan Facility

We borrowed $2.0 billion under a term loan facility with a three-year term expiring in April 2015. The term loan is subject to amortization in amounts of $572 million in April 2013, $714 million in April 2014, and $714 million on the maturity date.

Borrowings under our term loan facility provided financial support for the separation and for general corporate purposes of Phillips 66 and its subsidiaries, including payment of special payments and distributions by Phillips 66 and its subsidiaries to ConocoPhillips or any of its subsidiaries, and payments of transaction fees, costs and expenses associated with the separation and the term loan facility and the revolving credit facility. Our term loan facility is unsecured, and the loan thereunder bears interest at our option at (i) the highest of (a) the average of the prime rate announced from time to time by Bank of America, N.A., Citibank, N.A., and JPMorgan Chase Bank, N.A., (b) a rate equal to the average of the overnight federal funds rate with a maturity of one day plus a margin of 0.50 percent and (c) the one-month Eurodollar rate which is based on LIBOR plus 1.00 percent, each of which is subject to a margin that varies from 0.125 percent to 0.875 percent per annum, according to our senior unsecured long-term debt ratings as determined from time to time by S&P and Moody’s, or (ii) the Eurodollar rate plus a margin that varies from 1.125 percent to 1.875 percent per annum, according to our senior unsecured long-term debt ratings.

Additionally, our term loan facility contains various covenants and restrictive provisions that limit our non-guarantor subsidiaries’ ability to incur additional indebtedness; our ability to consolidate or merge with another entity in a transaction in which we are not the survivor unless such surviving entity is investment grade or transfer or lease all or substantially all of our assets; and our and our subsidiaries’ ability to incur liens and engage in certain types of transactions with affiliates. If we fail to perform our obligations under these and other covenants, the term commitment could be terminated and any outstanding borrowings, together with accrued interest, under the term loan facility could be declared immediately due and payable. Our term loan facility also has, in addition to other customary events of default, cross default provisions that apply to any other indebtedness we may have with an outstanding principal amount in excess of $150 million in the aggregate.

The term loan agreement contains a financial covenant that provides that our consolidated net debt may not exceed 60 percent of our total capitalization as of the last day of any fiscal quarter.

Trade Receivables Securitization Facility

We have a bankruptcy-remote, wholly-owned subsidiary that is a party to a trade receivables securitization facility with an aggregate borrowing capacity of $1.2 billion and a three-year term. As of September 30, 2012, no amount had been drawn under the facility. However, $166 million in letters of credit had been issued that were supported by the facility.

Commercial Paper Program

Phillips 66 intends to utilize a commercial paper program to fund short-term working capital needs. Our revolving credit facility would support any utilization of the planned commercial paper program.

PLAN OF DISTRIBUTION

We are not using any underwriters for the exchange offers. We are also bearing the expenses of the exchange.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives new notes for its own account in exchange for such old notes pursuant to the exchange offers must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such new notes. We have agreed that for a period of up to one year after the registration statement is declared effective, we will use our commercially reasonable best efforts to keep the registration statement effective and will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of such methods of resale.

The new notes may be sold from time to time:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offers in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on these resales of new notes and any commissions or concessions received by any person may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the old notes, including any broker-dealers, and certain parties related to these holders, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The exchange of old notes for new notes should not be treated as a taxable transaction for United States federal income tax purposes because the terms of the new notes should not be considered to differ materially in kind or in extent from the terms of the old notes. Rather, the new notes received by a holder of old notes should be treated as a continuation of such holder’s investment in the old notes. As a result, there should be no material United States federal income tax consequences to holders exchanging old notes for new notes. This conclusion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and relevant authorities, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed above.

TO ENSURE COMPLIANCE WITH U.S. TREASURY CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT THE DISCUSSION HEREIN IS FOR GENERAL INFORMATION ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO YOU. THE DISCUSSION WAS WRITTEN ON THE UNDERSTANDING THAT IT MAY BE USED IN PROMOTING, MARKETING, AND RECOMMENDING (WITHIN THE MEANING OF CIRCULAR 230) THE TRANSACTIONS DISCUSSED HEREIN. THE DISCUSSION WAS NOT WRITTEN, AND IS NOT INTENDED, TO BE USED BY ANY PERSON, AND CANNOT BE USED BY ANY PERSON, FOR PURPOSES OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EACH PROSPECTIVE INVESTOR SHOULD CONSULT AN INDEPENDENT TAX ADVISOR AS TO THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES BASED ON THE INVESTOR’S PARTICULAR CIRCUMSTANCES.

If you are considering an exchange of your old notes for the new notes, you should consult your own tax advisor(s) concerning the tax consequences arising under state, local, or foreign laws of such an exchange.

LEGAL MATTERS

The validity of the offered securities will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas, our outside counsel.

EXPERTS

The combined financial statements and schedule of Phillips 66 as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in Phillips 66’s Current Report on Form 8-K dated November 2, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

November 15, 2012

Offers to Exchange

up to $800,000,000 aggregate principal amount of new 1.950% Senior Notes due 2015 for all outstanding 1.950% Senior Notes due 2015 originally issued March 12, 2012,

up to $1,500,000,000 aggregate principal amount of new 2.950% Senior Notes due 2017 for all outstanding 2.950% Senior Notes due 2017 originally issued March 12, 2012,

up to $2,000,000,000 aggregate principal amount of new 4.300% Senior Notes due 2022 for all outstanding 4.300% Senior Notes due 2022 originally issued March 12, 2012, and up to $1,500,000,000 aggregate principal amount of new 5.875% Senior Notes due 2042 for all outstanding 5.875% Senior Notes due 2042 originally issued March 12, 2012,